Exhibit 99.1

            Ciphergen Reports Second Quarter 2004 Financial Results

           Launches Next Generation ProteinChip(R) System, Series 4000


    FREMONT, Calif., July 29 /PRNewswire-FirstCall/ -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) reported financial results for the second quarter of 2004 and introduction of the next generation ProteinChip System, Series 4000. For the quarter ended June 30, 2004, total revenue decreased 25% to $10.8 million, as compared to revenue of $14.3 million in the second quarter of 2003. The decrease in revenue was due to decreased sales of ProteinChip(R) Systems and decreased revenue from Ciphergen's BioSepra(R) Process Proteomics products, partially offset by increased revenue from ProteinChip Arrays and service activities. The Company reported a net loss of $13.1 million for the second quarter of 2004, compared to a net loss of $15.6 million for the comparable period of 2003; the comparable period of 2003 included a $7.3 million non-recurring expense related to a litigation settlement.

    William E. Rich, President and CEO, commented: "We are very excited about the market launch of our next generation platform, the ProteinChip System, Series 4000. We believe that the features of this new product will enable further expansion of the scientific progress being regularly achieved by users of our SELDI based technology, and will translate into renewed growth of our Biosystems Division products and services. In addition, our Diagnostics Division continues reporting encouraging results from our biomarker discovery programs, and we look forward to advancing these toward clinical diagnostic tests and commercial partnerships."

    Financial Guidance and Discussion of Gross Margins. Ciphergen currently anticipates third quarter revenue of approximately $11-13 million, representing sequential revenue growth over Q2 2004. The Company then expects to return to a positive year-over-year growth rate in the fourth quarter when the impact of the Series 4000 launch is more fully felt and we ship BioSepra's backlog of sorbent orders, which is weighted toward the fourth quarter. In July 2004, the Company took steps to reduce operating expenses in the Biosystems Division to align expenses with our recent sales results, while maintaining its full investment in and commitment to the Diagnostics Division. Ciphergen anticipates that the actions taken in July will have a modest impact on operating expenses in the third quarter, but should reduce operating expenses relative to our second quarter levels by approximately $8 million on an annualized basis starting in the fourth quarter

    A number of factors have caused Ciphergen's gross margin to fluctuate significantly with respect to the second quarter of both 2003 and 2004, and the product launch of the Series 4000 will impact gross margin in the next several quarters.

    In the second quarter of 2003, Ciphergen recorded approximately
$7.3 million as a non-recurring expense in cost of revenue related to the settlement of a litigation matter. [See page 7 of this press release for pro forma information related to this non-recurring charge.] Subsequent to that time, Ciphergen has been recording approximately $0.3 million per quarter in additional cost of revenue due to the settlement terms; depending on our revenue for the quarter, this $0.3 million figure translates into a varying percentage impact on gross margin.

    In July 2004, Ciphergen announced the launch of its next generation ProteinChip System, Series 4000. Principally as a result of this major new product introduction, Ciphergen increased its inventory reserve in Q2 2004 by a total of approximately $0.8 million. This increase, and other expenses related to contracted raw material purchases that could not be cancelled, negatively impacted gross margin by approximately 8% in the second quarter.

    For the next several quarters, however, gross margin from sales of the ProteinChip System, Series 4000 will benefit from the fact that approximately $1.5 million in materials costs have previously been expensed to research and development during the period when the Series 4000 was being developed.


    Summary of Recent Highlights:

    -- Major New Product Launch -- the Series 4000. In July, Ciphergen introduced its next generation ProteinChip System, the Series 4000.
       The Series 4000 features the Pattern Track(TM) biomarker discovery to assay process, which integrates Ciphergen's proprietary ProteinChip Arrays, SELDI-TOF-MS detection and Biomarker Patterns(TM) software. The Series 4000 was specifically designed to offer a complete solution for translating biomarker discoveries into predictive and quantitative assays on a single platform. The Series 4000 and our Pattern Track process is the first proteomics tool that allows researchers to rapidly achieve biomarker discovery and development of biomarker assays on a single platform and to enable SELDI-based assays for biological function discovery, disease diagnosis, prognosis or prediction of drug response.

    -- Preparation for Automated Chip Manufacturing.  For the past 18 months,
       Ciphergen has been installing an automated chip manufacturing system in its Fremont facility. During the second quarter, this system passed the pre-validation stage including manufacturing our first lots of chips, and we expect to complete validation and utilize the system in production late in the third quarter. Expected benefits of this new system are an ability to increase production volumes without adding labor and an improvement in product quality.

    -- Significant Progress in Japan. The ProteinChip System was selected as one of the technologies for the high throughput proteome analysis of disease-related proteins for the Japan Health Science Foundation's "Drug Discovery Proteome Factory." About 20 leading Japanese pharmaceutical companies are involved in this 5-year project as members of this consortium with the promised support of 4.5 billion Japanese Yen.

    -- Ovarian Cancer Initiative. Ciphergen's 500 sample, multi-site ovarian cancer study, conducted in collaboration with the Johns Hopkins University School of Medicine, MD Anderson, Duke University Medical School, The Royal Hospital for Women (Sydney), University Hospital Groningen and Queen Mary's School of Medicine (London) has been accepted for publication by the journal Cancer Research, with publication expected in the next few months. Our follow-on study, employing 1,500 samples from two additional sites, is currently being conducted around three clinical questions: early detection, late stage detection and treatment monitoring for recurrence.

    -- Kidney Transplantation Rejection Assay.  In May, researchers from the
       Johns Hopkins University School of Medicine reported a promising study in kidney transplantation enabled by Ciphergen's ProteinChip System. The methodology employed by the research group was used to develop the basis of a simple urine test that identifies impending kidney failure or rejection following transplant surgery -- a potential alternative to kidney biopsies for renal transplant patient monitoring.

    -- Alzheimer's Meeting.  At the July 17-22 9th International Conference on
       Alzheimer's Disease and Related Disorders in Philadelphia, Ciphergen's collaborator, Prof. Kaj Blennow, presented promising recent results from our joint Alzheimer's discovery program seeking to differentiate Alzheimer's disease from other forms of dementia. At this meeting, there was a total of 10 studies presented using the SELDI technology, including three which highlighted Ciphergen's Amyloid Beta multi-peptide SELDI-based immunoassay.

    -- Breast Cancer Diagnostic Project. As follow-up to a previous study run at Johns Hopkins focused on the early detection of breast cancer and published in Clinical Chemistry, we have now completed an intermediate 176 patient validation study in which two of the previous biomarkers were validated. This validation study, including the identity of those biomarkers, is now being written for publication. We are now running a 400 patient, multi-site additional validation study that we expect to complete by the end of the 3rd quarter.

    -- Prostate Cancer Diagnostic Project. Also at Johns Hopkins, we are utilizing two outstanding serum sets that were originally collected from 7 sites. One sample set attempts to stratify patients according to their PSA levels and identify other markers that can be used with, or in place of, PSA to better diagnose prostate cancer. The second set is a very well characterized set of matched samples from patients whose prostate cancer recurred and from those whose cancer did not. This study will attempt to address the issue of aggressiveness of the prostate cancer based on a SELDI-based multi-biomarker assay. We expect to start to see the results of both of these studies in the 3rd quarter.

    About Ciphergen

    Ciphergen's Biosystems Division develops, manufactures and markets a family of ProteinChip(R) Systems and services for clinical, research, and process proteomics applications, as well as a broad range of bioseparations media for protein purification and large scale production. ProteinChip Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level. Ciphergen's Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center(R) laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays. Additional information about Ciphergen can be found at www.ciphergen.com.


    Safe Harbor Statement

    Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding the expected impact of the introduction of the ProteinChip System, Series 4000 on future revenue growth, statements relating to our revenue guidance for the third quarter of 2004 and our expected positive growth in the fourth quarter, statements related to our expected reduction in operating expenses by the fourth quarter, statements relating to our investment in and commitment to our Diagnostics Division and the anticipated progress of that business and its impact on the adoption of the ProteinChip technology, statements regarding the timing and benefits of the new chip manufacturing system, and statements regarding the use of ProteinChip technology to discover useful protein biomarkers and develop diagnostic assays for Alzheimer's disease, ovarian cancer, breast cancer, prostate cancer, kidney transplant rejection or other medical conditions, and future growth in the field of proteomics. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that competition may not only lengthen the sales cycle but also result in permanently lost orders, the risk that sales may not increase due to funding issues, the risks associated with new product introductions including the risk that a new product does not achieve significant commercial market acceptance, that sales and marketing expenses may be temporarily higher due to the product launch, that sales cycles could be lengthened due to the need to train and educate customers and potential customers about new features, protocols and technology encompassed by the new products, that initial manufacturing costs may be high as new production processes are introduced and that new products may involve quality issues that negatively impact our gross margin as well as the potential need to increase inventory reserves for obsolescence of old products, the risk that delays may occur in putting the new chip manufacturing system into use and that product quality will not improve, the ProteinChip technology's ability to validate and/or develop the Alzheimer's disease, ovarian cancer, breast cancer, prostate cancer, kidney transplant rejection or other biomarkers as diagnostic assays, and the continued emergence of proteomics as a major focus of biological research and drug discovery. Investors should consult Ciphergen's filings with the Securities and Exchange Commission, including its Form 10-Q dated May 10, 2004 and amended May 20, 2004, for further information regarding these and the other risks of the Company's business.


    NOTE: Ciphergen, ProteinChip, Biomarker Discovery Center and BioSepra are registered trademarks of Ciphergen Biosystems, Inc.



                           Ciphergen Biosystems, Inc.
                          Summary Financial Information
                                   (unaudited)
                      (in thousands, except per share data)

                                      Three Months Ended    Six Months Ended
                                            June 30,             June 30,
                                        2003       2004      2003       2004
    Revenue                           $14,264    $10,754   $27,105    $26,292

    Cost of revenue (1)                11,962      5,271    16,785     10,202
    Gross profit                        2,302      5,483    10,320     16,090

    Operating expenses:
      Research and development          7,011      5,968    13,392     12,163
      Sales and marketing               6,097      8,315    11,946     15,335
      General and administrative        4,246      3,745     8,954      7,626
      Amortization of intangible
       assets                             207        207       414        414
         Total operating expenses      17,561     18,235    34,706     35,538

    Loss from operations              (15,259)   (12,752)  (24,386)   (19,448)

    Interest and other income
     (expense), net                        81       (419)      256       (944)
    Loss attributable to minority
     interest                            (125)        --        32         --
    Loss before provision for income
     taxes                            (15,303)   (13,171)  (24,098)   (20,392)

    Provision for income taxes            302        (29)      703        231

    Net loss                         $(15,605)  $(13,142) $(24,801)  $(20,623)

    Basic and diluted net loss per
     share                             $(0.56)    $(0.45)   $(0.90)    $(0.71)

    Shares used in computing basic
     and diluted net loss per share    27,782     29,205    27,498     29,121


                                                        December 31,  June 30,
                                                             2003       2004
    Cash, cash equivalents and investments in securities   $47,316    $29,787
    Total assets                                           102,026     81,174
    Long term debt, net of current portion                  30,879     31,075
    Stockholders' equity                                    47,892     28,018

    (1) In the three months and six months ended June 30, 2003 cost of revenue included a non-recurring $7,257 expense related to our litigation settlement.


     The following is a reconciliation of selected financial information prepared according to Generally Accepted Accounting Principles (GAAP) with selected non-GAAP financial information. Management believes that the adjustment for non-recurring expense associated with the litigation settlement enhances an investor's ability to compare the Company's results of operations for the three and six month periods ended June 30, 2004 to its results for historic and future quarterly periods. Management relies on this presentation internally for purposes of comparing such periods.

                          Ciphergen Biosystems, Inc.
                        Selected Financial Information
                                 (unaudited)
                                (in thousands)

                                        Three Months Ended   Six Months Ended
                                             June 30,             June 30,
      GAAP presentation                    2003      2004     2003      2004
      Revenue                            $14,264   $10,754  $27,105   $26,292
      Cost of revenue                     11,962     5,271   16,785    10,202
      Gross profit                         2,302     5,483   10,320    16,090
      Net loss                           (15,605)  (13,142) (24,801)  (20,623)

      Adjustment for non-recurring
       expense
      associated with litigation
       settlement
      Cost of revenue                    $(7,257)      $--  $(7,257)      $--

      Pro forma selected financials
      Revenue                            $14,264   $10,754  $27,105   $26,292
      Cost of revenue                      4,705     5,271    9,528    10,202
      Gross profit                         9,559     5,483   17,577    16,090
      Net loss                            (8,348)  (13,142) (17,544)  (20,623)




SOURCE  Ciphergen Biosystems, Inc.
    -0-                             07/29/2004
    /CONTACT: Sue Carruthers, Investor Relations of Ciphergen Biosystems, Inc., +1-510-505 2297/
    /Web site:  http://www.ciphergen.com /
    (CIPH)

CO:  Ciphergen Biosystems, Inc.
ST:  California
IN:  BIO MTC HEA
SU:  ERN PDT